CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of AlphaDroid® Broad Markets Momentum ETF and AlphaDroid® Defensive Sector Rotation ETF, each series of Listed Funds Trust, under the heading “Other Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 8, 2025